UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 30, 2008
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PENN NATIONAL GAMING, INC.
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Commission file number 0-24206
Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania
IRS Employer Identification No. 23-2234473
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 3.02                Unregistered Sales of Equity Securities.

     As previously announced, on July 3, 2008, Penn National Gaming, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) among the Company, FIF V PFD LLC (“FIF,” an affiliate of Fortress Investment Group LLC (“Fortress”)), Centerbridge Capital Partners, L.P. (“Centerbridge Capital,” an affiliate of Centerbridge Partners, L.P. (“Centerbridge”)), Deutsche Bank Investment Partners, Inc. (“DBIP”) and Wachovia Investment Holdings, LLC (“WIH,” and, collectively with FIF, Centerbridge Capital and DBIP, the “Purchasers”), pursuant to which, among other things, the Company agreed to sell to the Purchasers 12,500 shares of Series B Redeemable Preferred Stock of the Company, par value $0.01 (the “Series B Preferred Stock”) for an aggregate purchase price of $1.25 billion. Pursuant to the terms of the Purchase Agreement, simultaneously with the execution of the Purchase Agreement, the Purchasers made a payment (the “Deposit”) of $475 million to the Company.

     On October 30, 2008, the Company completed the sale of 12,500 shares of Series B Preferred Stock to the Purchasers for an aggregate purchase price of $1.25 billion (the “Purchase Price”), including the Deposit.

     The Company is offering the Series B Preferred Stock to the Purchasers in reliance on exemptions from registration provided under Section 4(2) of the Securities Act. The Company relied on this exemption from registration based in part on representations made by the Purchasers in the Purchase Agreement.

     The Series B Preferred Stock is redeemable, in full but not in part, on June 30, 2015 (the “Maturity Date”), or earlier upon consummation of certain change-in-control transactions in which all common shares of the Company, par value $0.01 per share (the “Common Stock”) receive consideration in the transaction. Upon consummation of such a change-in-control transaction, the Series B Preferred Stock will be entitled to cash and/or other consideration paid to the Common Stock in such transaction, in an amount equal to the net present value of the Purchase Price, subject to increase or decrease in the event that the value of the consideration paid to the Common Stock is greater than $67 per share or less than $45 per share, respectively, which thresholds are subject to adjustment in certain circumstances. On the Maturity Date, the Series B Preferred Stock is redeemable either for cash or Common Stock, at the sole option of the Company. In the event that the Company elects to issue an amount of Common Stock in excess of the amount that does not require shareholder approval pursuant to the rules of NASDAQ (or the rules of the exchange or market on which the Common Stock is then listed or quoted) and the Company has not obtained such required shareholder approval, and in certain other circumstances, the Company has agreed to conduct a public offering of such excess shares on behalf of the holders of Series B Preferred Stock. The payment to the holders of the Series B Preferred Stock upon redemption at the Maturity Date is subject to increase or decrease in the event that the average trading price of the Common Stock (measured over a 20 trading-day interval) is greater than $67 per share or less than $45 per share, respectively.

Item 5.02                 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On October 30, 2008, the Company announced the appointment of Wesley R. Edens by the Board of Directors of the Company (the “Board”) to the Board. Mr. Edens was appointed pursuant to that certain Investor Rights Agreement, dated July 3, 2008, between the Company and the Purchasers, which, among other things, requires the Company to appoint Mr. Edens to the Board following the completion of the sale of Series B Preferred Stock to the

 Purchasers.

     Mr. Edens is the founding principal, Chief Executive Officer and Chairman of the Board of Directors of Fortress.

Item 8.01                 Other Events.

     On October 30, 2008, the Company issued a press release announcing the completion of the sale of the Series B Preferred Stock. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The foregoing description of the press release does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01                 Financial Statements and Exhibits.

(d)        Exhibits.

99.1      Press Release of Penn National Gaming, Inc., dated October 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 3, 2008	PENN NATIONAL GAMING, INC.

By: /s/ Robert S. Ippolito
Name: Robert S. Ippolito
Title: Vice President, Secretary and Treasurer